Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292800

PROSPECTUS

MIXED MARTIAL ARTS GROUP LIMITED

Up to 4,628,570 Ordinary Shares

This prospectus relates to the resale, from time to time of up to (i) 4,285,713 ordinary shares, no par value per share (the “Ordinary Shares”), of Mixed Martial Arts Group Limited, an Australian public company limited by shares (the “Company”), which are issuable upon the conversion of Series A Preferred Shares (the “Series A Preferred Shares”) issued by the Company to certain accredited investors in a private placement offering on December 31, 2025, and (ii) 342,857 Ordinary Shares which are issuable upon the exercise of warrants (the “Warrants”) to purchase Ordinary Shares which Warrants were issued by the Company to Dominari Securities LLC (“Dominari” and collectively with the investors in the private placement offering, the “Selling Stockholders”) in connection with the private placement offering. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Ordinary Shares by the Selling Stockholders. However, we may receive up to approximately $240,000 upon the exercise of the Warrants if the Warrants are exercised for cash. The Selling Stockholders may sell or otherwise dispose of the Ordinary Shares being offered by the Selling Stockholders pursuant to this prospectus in different ways and at varying prices. The resale of the Ordinary Shares, or the perception that these sales could occur, could result in a decline in the public trading price of our Ordinary Shares. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Ordinary Shares in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the Ordinary Shares offered hereby. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sales of the Ordinary Shares offered hereby. See the section of this prospectus entitled “Selling Stockholders” for additional information regarding the Selling Stockholders and the Warrants.

Our Ordinary Shares are listed on the NYSE American under the symbol “MMA”. On January 14, 2026, the closing price as reported on the NYSE American was $1.05 per share.

We are an “emerging growth company” and “smaller reporting company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 7 of this prospectus under the caption “Risk Factors” We may also include specific risk factors in supplements to this prospectus under the caption “Risk Related to This Offering.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders named in this prospectus may from time to time sell the securities described in this prospectus. We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus or incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus, including any documents incorporated by reference, and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different from that contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein or therein or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. For investors outside the United States: Neither we, nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

The MMA design logo and the MMA mark appearing in this prospectus are the property of the Company. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and TM designations, as applicable, for the trademarks used in this prospectus.

Throughout this prospectus, the terms “MMA,” “we,” “us,” “our” and the “Company” refer to Mixed Martial Arts Group Limited and its consolidated subsidiaries.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Those statements appear in this prospectus and the information incorporated by reference herein, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the information incorporated by reference herein may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable as of the date of this prospectus, actual results may differ from the projections.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision.

Overview

MMA.INC is building the digital infrastructure for the future of combat sports. The big idea is simple: take the world’s fastest-growing sports vertical and give it the connective tissue it’s never had. Our mission is to convert an estimated 700 million global fans of mixed martial arts into active participants at scale.

We believe the next decade will see martial arts rise from a fragmented industry to a consolidated mainstream. We are positioning MMA.INC to make that transition possible. The recently announced media rights deal between the UFC and Paramount/CBS beginning in 2026 was another significant step forward for the industry, and we expect to see significant visibility and engagement spikes for the sport.

MMA, as a fragmented, very fast-growing sport, will benefit from a consolidated platform that serves everyone in the ecosystem, whether it be the fan, fighter, coach or gym owner. The sport has never had more global visibility, yet the infrastructure to convert that interest into participation just hasn’t existed. Hundreds of millions of fans watch fights, follow fighters, and engage with the culture, but there is no streamlined path to get them into gyms to train. We are seeking to bridge that gap.

The MMA fan base and addressable market, with hundreds of thousands of martial arts academies globally and a fan base measured in the hundreds of millions. Our strategy is to partner with gyms, not own them. Our platform aims to be a technology tool that helps owner-operators acquire, onboard, and retain customers without heavy capex. We connect MMA fans to training programs and gyms, make onboarding seamless for gyms, and monetize through subscriptions and an expanding stack of services.

Together, BJJLink and our renowned “Warrior Training Program” connect MMA fans’ energy and the gyms, coaches, and communities providing pathways to lifelong participation. We aim to solve two problems at once: making it easier for fans to take their first step into training, and giving academies new members and the tools to run more efficiently, retain customers, and grow revenue. That combination is powerful because it aligns everyone’s interests: fans get access, gyms get customers, and the sport gets stronger.

Our platform is built to capture sector growth by leveraging existing “owner-operator” gyms and coaching relationships without the overhead or slow onboarding. Each new academy we onboard and each new fan starting our program increases our network effect and extends our first-mover advantage.

Our ordinary shares are listed on the NYSE American under the symbol “MMA.”

 Strategic Advisors and Partners

We have strong support from key investors and strategic advisors, including:

Donald Trump Jr. is a business executive, media figure, and co-founder of World Liberty Financial. His appointment as our Strategic Advisor adds global recognition and brand-building expertise and will provide strategic counsel to our board and management team.

Conor McGregor is our investor, Strategic Advisor and a passionate advocate for what we’re building at MMA.INC. His global reach, exceptional marketing instincts, and ability to command attention augment our business, providing us with access to more partners, sponsors and media coverage.

We have also partnered with one of the largest names in MMA inspired fitness, UFC GYM. In September 2024, we entered into a multi-year strategic partnership aimed at launching branded programs, amateur fight events, and training platforms across more than 150 UFC Gym locations worldwide. Further, UFC GYM selected BJJLink as the operating platform for its new Brazilian jiu-jitsu franchise expansion, with forty-five new academies are due to open in 2026.

Our Advisory Board described above work with our executive team, which includes industry leaders like John Kavanagh and Rich Chou, to give us a powerful edge in networking, distribution, brand trust, and the ability to identify and attract incredible growth opportunities, like our partnership with UFC Gym.

Market Opportunity

With 700 million combat sports fans worldwide, mixed martial arts has reached unprecedented popularity. We benefit from the sector’s growth, driven by major MMA leagues like UFC, PFL, ONE Championship, and Bellator, whose marketing efforts expand the sport’s fan base.

 Our goal is to convert this interest into engagement through our premium online and in-gym training experiences. According to IBISWorld statistics, there are currently over 46,500 martial arts and combat sports gyms in the US alone that generated annual revenues of approximately $19.4 billion in 2024. Additionally, according to Sports & Fitness Industry Association’s Single Sport Reports for Martial Arts and Boxing Fitness, it is estimated that more than 11.8 million people engaged in various martial arts and combat sports disciplines in 2023.

 Our business model complements existing industry players without cannibalizing their market. As the Company scales, its first-mover advantage in grassroots MMA participation unlocks significant potential, especially in North America, where the martial arts industry is projected to reach 67,000 gyms by the end of 2025, with fanbase growth accelerating exponentially.

Our Products and Platform

Our business is subscription-driven. Customers join our ecosystem to train in the gym or online with top-tier coaches. Price points range from entry-level digital access to premium, immersive, five-day-a-week training programs. The wide spectrum of offerings lets us meet people where they currently are - budget, schedule, and ambition - and then allow them to increase their commitments as their engagement deepens.

For gym operators, the economics improve as adoption grows. Software adoption allows for strong retention, margins grow as usage of digital tools rises, and our customer acquisition cost remains attractive because content and community engagement convert fans into customers more efficiently than advertising does. With distribution scale from branded partnerships like UFC GYM, we anticipate that revenue will become increasingly more recurring and predictable, while also enabling us to introduce additional monetization channels, including e-commerce, athlete management tools, and advanced fan engagement features, within the same user base.

Our products cater to a wide range of users, from gym owners and coaches to fans and participants, with B2C subscription prices ranging from US$9 to US$550 per month and B2B subscriptions ranging from US$49 to US$149 per month plus transaction fees on transactions processed through our platform, enhancing revenue streams through a combination of subscriptions, transactions fees, and partnership opportunities.

We expect to launch our Community and Commerce Platform in 2026, a mobile-first, multi-device app designed to unify the global martial arts community into a single, monetized ecosystem. This platform will offer fans, participants, coaches, and gym owners a seamless experience to connect, engage, and transact within the sport. This platform is aimed to appeal to the 700 million MMA fan base and ultimately provide both a free and premium subscription to access the platform.

As we prepare to release our tokenised rewards and loyalty Community and Fan platform in 2026, our goal is to enable the community to “get paid to train”, whereby they can earn experience points (“XP”) and cryptocurrency rewards for training and engagement that could be used both on the platform and within our verified partner network.

Our Next Growth Engines

Our future growth strategy is driven by clear principles that focus on building an integrated ecosystem to empower coaches, engage participants, and drive sustainable revenue. We aim to surpass current industry leaders by creating a global platform that connects the entire martial arts community.

 Our platform is designed to fuel revenue growth by combining B2C and B2B subscriptions with transaction fees for services and products offered by gyms, coaches, and athlete influencers. As fans and participants engage with the platform, connecting with these offerings, we capture additional value from every transaction, driving sustained growth across the entire ecosystem.

We intend to continue to invest in technology to enhance the experience for all participants on the Company’s Community Platform, namely customers, coaches and gym owners, in order to drive lifetime value and expand sales channels through referrals and organic promotion.

In October 2025, we announced our development of our blockchain initiatives and a Web 3.0 ecosystem as part of our growth strategy. In October 2025, we also commenced deploying our utility token on the Solana testnet, our first step towards validating our Web 3.0 ecosystem that fuses combat sports, blockchain and artificial intelligence. In addition, we are building a rewards platform to enhance community engagement through tokenized rewards, enabling users to “Get Paid to Train.”. The testnet release enables MMA.INC to simulate full ecosystem activity, including minting, staking, XP accumulation, and rewards distribution, while also introducing AI-powered analytics that assess user performance, engagement, and progression. As part of the planned launch, it is expected that rewards and loyalty points will be distributed to MMA.INC’s existing community of students, coaches, athletes and partner gyms who have already been contributing to the ecosystem’s growth.

The MMA.INC Utility Token is currently in development and not yet available for public sale, purchase or trading. MMA.INC strongly advises the public to avoid any third-party tokens claiming to represent or be affiliated with the Company. Official information on token deployment and platform launch will be communicated only through www.mma.inc/Token and verified Company channels.

Corporate Information

We were incorporated on March 27, 2013 under the laws of Australia under the name Wimp 2 Warrior Limited and changed our name to Alta Global Group Limited on February 2, 2022, and to Mixed Martial Arts Group Limited on December 5, 2024.

Our principal executive offices are located at Level 1, Suite 1, 29-33 The Corso, Manly, New South Wales 2095, and our telephone number there is +61 1800 151 865. Our website address is https://www.mma.inc. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or June 30, 2029. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act. We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

As a foreign private issuer, we have taken advantage of certain reduced disclosure and other requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. Accordingly, the information contained herein or that we provide shareholders may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Ordinary Shares to be offered by the Selling Stockholders	Up to 4,628,570 Ordinary Shares, consisting of (i) 4,285,713 Ordinary Shares issuable upon the conversion of Series A Preferred Shares and (ii) 342,857 Ordinary Shares issuable upon the exercise of Warrants at an exercise price of $0.70 per Ordinary Share.

Terms of the offering	Each Selling Stockholder will determine if, when and how it will dispose of any Ordinary Shares registered under this prospectus for resale.

Ordinary Shares outstanding prior to this offering	26,483,541 Ordinary Shares.

Ordinary Shares to be outstanding after this offering	31,112,111 Ordinary Shares, assuming the full exercise of the Series A Preferred Shares and the Warrants. The actual number of Ordinary Shares outstanding after this offering will vary depending upon whether holders of the Series A Preferred Shares and Warrants elect to convert or exercise such securities.

Use of proceeds

We will not receive any proceeds from the resale of Ordinary Shares offered by this prospectus by the Selling Stockholders. However, we may receive up to approximately $240,000 from the exercise of the Warrants if the Warrants are exercised for cash.

We expect to use the net proceeds that we receive from the exercise of the Warrants, if any, for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 7 of this prospectus, as well as other information included and incorporated by reference in this prospectus, for a discussion of factors you should read and consider carefully before investing in our Ordinary Shares.

NYSE American Symbol	MMA

Unless otherwise stated in this prospectus, the number of Ordinary Shares to be outstanding as of the date of this prospectus and after this offering is based on 31,112,111 Ordinary Shares outstanding as of January 14, 2026, assumes the Series A Preferred Shares and Warrants have been exercised in full, and excludes:

●	2,248,543 Ordinary Shares issuable upon the exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $1.64;

●	365,000 Ordinary Shares issuable upon the exercise of warrants outstanding as of the date of this prospectus at an exercise price of $2.35;

●	770,111 Ordinary Shares issuable upon the exercise of options outstanding as of the date of this prospectus that were issued under the EIP;

●	2,331,025 Ordinary Shares issuable upon the vesting of Restricted Units outstanding as of the date of this prospectus that were issued under the EIP;

●	2,094,874 Ordinary Shares issuable upon the vesting of performance share rights outstanding as of the date of this prospectus that were issued under the EIP; and

●	550,000 Ordinary Shares issuable upon the vesting of performance share rights outstanding as of the date of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of the securities being offered in this prospectus may decline and you may lose all or part of your investment. Before investing in our securities, you should consider carefully the risk factors set forth in this prospectus, along with the risk factors described in “Part I. Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2025 filed with the SEC on October 31, 2025 (the “Form 20-F”) and other filings subsequently made by us with the SEC that are incorporated by reference into this prospectus.

Risks Related to this Offering

Investors who buy shares at different times will likely pay different prices.

The Selling Stockholders may resell all or a portion of their shares at any time or from time to time in their discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholders at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our management will have broad discretion as to the use of the proceeds from the exercise of the Warrants and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from the exercise of the Warrants if the Warrants are exercised for cash. Currently, we intend to use the net proceeds from the exercise of the Warrants, if any, for working capital and other general corporate purposes. See “Use of Proceeds.” Purchasers will not have the opportunity, as part of their investment decision, to assess whether these proceeds are being used appropriately. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value, which could cause the price of our securities to decline.

Other Risks

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Ordinary Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may not occur for some time or not at all, as the only way to realize any future gains on their investment.

There is substantial doubt about our ability to continue as a “going concern”.

We will require substantial additional funds to continue our operations. Our cash and cash equivalents were A$2,084,674 at June 30, 2025. Given our recurring history of losses and an insufficient amount of cash available to fund our ongoing operations for the next year, we have concluded that there is a substantial doubt regarding our ability to continue as a going concern for a period of at least 12 months beyond the filing of the Form 20-F. Any such inability to continue as a going concern may result in our stockholders losing their entire investment. There is no guarantee that we will become profitable or secure additional financing on acceptable terms. Further, the inclusion of disclosures expressing substantial doubt about our ability to continue as a going concern could materially adversely affect our stock price and our ability to raise new capital or enter into partnerships or other agreements.

We have prepared our condensed financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Our condensed financial statements included in the Form 20-F do not include any adjustments to reflect the possible inability to continue as a going concern within at least 12 months after the issuance of such financial statements.

DESCRIPTION OF ORDINARY SHARES

The description of our Ordinary Shares is incorporated by reference to Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended June 30, 2024, filed with the SEC on October 31, 2024.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the Selling Stockholders of up to 4,628,570 Ordinary Shares that may be issued by us to the Selling Stockholders upon conversion of the Series A Preferred Shares and exercise of the Warrants.

On December 31, 2025, we issued 4,285,713 Series A Preferred Shares to certain accredited investors in a private placement offering of our Series A Preferred Shares. The Series A Preferred Shares are convertible into 4,285,713 Series A Preferred Shares. In connection with the private placement offering of the Series A Preferred Shares, we issued to Dominari the Warrants exercisable for an aggregate of up to 342,857 Ordinary Shares at an exercise price of $0.70 per share, payable in cash or, under certain circumstances, pursuant to net exercise. The exercise period of the Warrants commenced on December 31, 2025, the closing date of the private placement offering, and the Warrants will be exercisable until December 31, 2030.  The Warrants issued to Dominari contain customary piggyback registration rights for a period of two years.

As used in this prospectus, the term “Selling Stockholder” includes the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of a Selling Stockholder’s interest in the Ordinary Shares other than through a public sale.

The table below presents information regarding the Selling Stockholders and the Ordinary Shares that may be resold by the Selling Stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of January 14, 2026. The number of shares in the column entitled “Maximum Number of Ordinary Shares to be Offered” in the table below represents all of the Ordinary Shares being offered for resale by the Selling Stockholders under this prospectus. The Selling Stockholders may sell some, all, or none of the Ordinary Shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Ordinary Shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Ordinary Shares with respect to which the Selling Stockholders have sole or shared voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 31,112,111 Ordinary Shares outstanding on January 14, 2026, which assumes full conversion of the Series A Preferred Shares and exercise of the Warrants. The column entitled “Ordinary Shares Beneficially Owned After the Offered Ordinary Shares Are Sold” in the table below assumes the resale by the Selling Stockholders of all of the Ordinary Shares being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each Selling Stockholder has sole voting and investment power with respect to all Ordinary Shares that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

	Number of Ordinary Shares Beneficially Owned		Maximum Number of Ordinary Shares	Ordinary Shares Beneficially Owned After the Offered Ordinary Shares Are Sold
Name of Selling Securityholder	Number	Percent	Being Offered	Number	Percent
Donald Trump Jr.	142,857	*	142,857	-	-
American Ventures LLC, Series XXXIX MMA (1)	2,000,000	6.43%	2,000,000	-	-
Gilda Equities LLC (2)	857,143	2.76%	857,143	-	-
Pinz Capital Special Opportunities Fund, LP (3)	214,285	*	214,285	-	-
Hexstone Capital LLC (4)	714,285	2.30%	714,285	-	-
Intracoastal Capital LLC (5)	357,143	1.15%	357,143	-	-
Dominari Securities LLC	342,857	1.10%	342,857	-	-

*	Less than one percent.

(1)	Pursuant to the terms of a securities purchase agreement entered into in connection with the private placement offering, American Ventures is restricted from converting any Series A Preferred Shares, when aggregated with all other Ordinary Shares then beneficially owned by American Ventures and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in American Ventures and its affiliates beneficially owning more than 4.99% of the then total Ordinary Shares (which may be increased up to 9.99% of our Ordinary Shares), which are referred to as the “Beneficial Ownership Limitation.” The reported number of Ordinary Shares beneficially owned disregards the Beneficial Ownership Limitation for purposes of this table. Eric Newman is the manager of American Ventures LLC, Series XXXIX MMA and may be deemed to beneficially own the securities held by it. The address of American Ventures LLC, Series XXXIX MMA is 110 Front Street, Suite 300, Jupiter FL 33477.

(2)	Jeffrey Murphy is the manager of Gilda Equities LLC and may be deemed to beneficially own the securities held by it. The address of Gilda Equities LLC is 767 Fifth Avenue, 16th Floor, New York, NY 10153.

(3)	Matthew Pinz is the manager of Pinz Capital Special Opportunities Fund, LP and may be deemed to beneficially own the securities held by it. The address of Pinz Capital Special Opportunities Fund, LP is 27 Hospital Road, George Town, Grand Cayman, KY1-9008m, Cayman Islands.

(4)	Brendan O’Neil is the manager of Hexstone Capital LLC and may be deemed to beneficially own the securities held by it. The address of Hexstone Capital LLC is 3053 Fillmore St., Suite 303, San Francisco, CA 94123.

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.

USE OF PROCEEDS

This prospectus relates to the Ordinary Shares that may be offered and sold from time to time by the Selling Stockholders. All of the Ordinary Shares offered by any Selling Stockholders pursuant to this prospectus will be sold by such Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. However, we may receive up to approximately $240,000 from the exercise of the Warrants if the Warrants are exercised for cash. There can be no assurance that the Warrants will be exercised in full for cash.

We intend to use net proceeds from the exercise of the Warrants for working capital and other general corporate purposes. The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of such proceeds. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition and other operational factors. We may find it necessary or advisable to use portions of the proceeds for other purposes.

PLAN OF DISTRIBUTION

The Ordinary Shares offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders. However, we may receive up to approximately $240,000 from the exercise of the Warrants if the Warrants are exercised in full for cash.

The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our Ordinary Shares;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Ordinary Shares sold by the Selling Stockholders may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of Ordinary Shares sold by the Selling Stockholders.

We know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholders, including with respect to any compensation paid or payable by the Selling Stockholders to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Stockholders, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Stockholders.

This offering will terminate on the date that all Ordinary Shares offered by this prospectus have been sold by the Selling Stockholders.

LEGAL MATTERS

The validity of the Ordinary Shares being offered by this prospectus and other legal matters concerning this offering and the validity of the securities offered by this prospectus, will be passed upon for us by QR Lawyers, Melbourne, Australia.

EXPERTS

The consolidated financial statements of Mixed Martial Arts Group Limited (the Company) as of June 30, 2025 and 2024 and for each of the three years in the period ended June 30, 2025 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

ENFORCEMENT OF JUDGMENTS

We are a corporation organized under the laws of Australia. More than half of our directors and executive officers are located and reside, respectively, outside the United States. Because of the location of our assets and board members, it may not be possible for investors to serve process within the United States upon us or those persons with respect to matters arising under the United States federal securities laws or to enforce against us or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws. We understand that there is doubt as to the enforceability in Australia, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Australia by reason of being a penalty. Wimp 2 Warrior LLC, a Delaware limited liability company, with a registered office at 8 The Green, Ste R, Dover, DE 19901, has been appointed agent to receive service of process in any action against us in any state or federal court in the State of New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file Annual Reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We maintain a corporate website at https://www.mma.inc. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference are:

●	our Annual Report on Form 20-F for the year ended June 30, 2025, filed with the SEC on October 31, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on July 10, 2025, July 15, 2025, July 17, 2025, July 25, 2025, August 6, 2025, August 27, 2025, September 9, 2025, October 7, 2025, October 20, 2025, October 29, 2025, December 5, 2025, December 29, 2025, December 30, 2025, and January 2, 2026 and

●	the description of our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on March 13, 2024, and as attached in Exhibit 2.1 to our Annual Report on Form 20-F filed with the SEC on October 31, 2024.

We also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Mixed Martial Arts Group Limited

Level 1, Suite 1, 29-33 The Corso

Manly, New South Wales 2095

Australia

+61 1800 151 865

We maintain an internet site at https://www.mma.inc. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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